Exhibit 99.2
Capital Trust Q2’ 09 Earnings Call
August 5, 2009
10:00 AM ET

Operator:	Hello and welcome to the Capital Trust Second Quarter 2009 Results conference call. Before we begin, please be advised that the forward-looking statements contained in this news release are subject to certain risks and uncertainties including, but not limited to, the success of the company’s debt restructuring and its ability to meet the amortization required thereby, the continued credit performance of the company’s loan and CMBS investments, the asset/liability mix, the effectiveness of the company’s hedging stategy, and the rate of repayment of the company’s portfolio assets as well as other risks indicated from time to time in the company’s Form 10-K and Form 10-Q filings with the Securities and Exchange Commission. The company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events or circumstances. There will be a Q&A session following the conclusion of presentation. At that time, I will provide instructions for submitting a question to management. I will now turn the program over to John Klopp, CEO of Capital Trust. Please go ahead, sir.

John Klopp:	Good morning everyone. Thank you for joining us and for your continued interest in Capital Trust. With me today are the members of CT’s senior management team, including Steve Plavin (our Chief Operating Officer), Geoff Jervis (our Chief Financial Officer) and Tom Ruffing (our Chief Credit Officer and Head of Asset Management).

Last night we reported our results for the second quarter and filed our 10-Q. Geoff will run you through the detailed numbers in just a moment, but the bottom line is a GAAP loss of $6.4 million or 29¢ per share, driven primarily by $12.6 million of additional loan provisions and asset impairments that we felt were warranted given our view of the markets.

During a period when the sun finally appeared to peak through the clouds of recession in many other sectors, the forecast for commercial real estate remained dark and stormy. With the securitized market still totally shut down and traditional portfolio lenders largely on the sidelines due to their own credit problems and capital shortfalls, debt financing for commercial real estate of almost any flavor is hard to come by (and expensive when you find it). At the same time, many equity investors have also stepped to the sidelines, due to either crippling losses on existing assets or the simple lack of visibility on valuations and future cash flows. Not surprisingly, the result of this capital vacuum is a virtual standoff between buyers and sellers, with total transaction volume down 95% in the second quarter to $4.8 billion versus the peak of $133 billion in Q2’07. Values are clearly still falling — Moody’s commercial property index declined 7.5% in May, 8.6% in April and is now off 35% from its peak in October 2007. However, price discovery is difficult when “forced sales” provide the only benchmarks.

Lagging the rest of the economy, commercial real estate fundamentals continue to deteriorate, with cash flows for every property type under increasing pressure. With nightly leases, hotels were the first to feel the full impact of the economic downturn, but apartments, retail and office properties are not far behind. Commercial mortgage defaults are rapidly rising, with total delinquencies in CMBS expected to reach 7% by year end. Potential problems are even greater at the commercial banks, where CRE loans represent over 25% of total assets (and much higher at the smaller, regional banks) and concentrations of construction and development loans are widespread. In aggregate, a staggering $1.8 trillion of commercial real estate debt is scheduled to reach final maturity by 2013 — at a time when the CMBS market is closed, portfolio lenders have pulled back, underwriting standards have tightened significantly, property values are down, and cash flows continue to decline.

We believe that this “perfect storm” will create both pain and pleasure: continuing pain for legacy portfolios and unprecedented new opportunities for experienced debt platforms with fresh capital to invest. At CT, we are fighting each and every day to preserve value in our existing portfolios while at the same time searching to find value in the misfortunes of others. In times like these, real hard-core workout experience can make all the difference and I continue to marvel at the job that Steve Plavin, Tom Ruffing in particular, and their entire asset management staff are doing. In the first quarter, we successfully restructured or eliminated over $880 million of recourse debt on our balance sheet, providing us precious time to collect our assets. In Q2, we worked our assets hard, paid down an additional $58 million of repo debt, and increased our liquidity, with unrestricted cash today standing at $29 million. We know that more problems lie ahead, but remain confident that our experience, infrastructure and ferocious dedication are equal to the task. In our funds management business, we have over $900 million of committed and undrawn capital, positioning CT Investment Management Co. and our partners to profit from the historic opportunities that we believe will emerge over the next several years. Here again, our platform, comprised of a seasoned team of 33 full time professionals and a market presence built over a dozen years of working together, is uniquely capable of meeting the challenge. With that, I’ll turn it over to Geoff to go through the second quarter numbers.

Geoffrey Jervis:	Thank you John and good morning everyone. Last night we reported results for the second quarter, recording a loss of $6.4 million or 29 cents per share.

The net loss for the quarter was primarily the result of reserves and impairments against our loan and securities portfolios. Specifically, we recorded credit loss provisions of $7.7 million against four loans, credit related impairments of $4 million on one security and a valuation impairment of $899,000 on our one REO asset. In addition, we wrote off $2.2 million of goodwill. Net of these one time items, net income would have been $8.5 million or 38 cents per share. Other drivers of the quarter’s net income were,

• lower net interest margin, primarily due to lower LIBOR and lower asset balances

• a $445,000 loss from equity investments, as we picked up changes, primarily non cash, in the equity accounts at two of our private equity funds in which we have co-investments,

• all of which was offset partially by lower interest expense as we continued to deleverage, lower personnel costs and higher fee income from CTIMCO

Looking at the investment management business...our wholly owned subsidiary, CT Investment Management Co., or CTIMCO, posted another strong quarter with total third party revenues of $3.1 million ($4.3 million when including intercompany fees). In addition to managing its parent, Capital Trust, Inc., CTIMCO currently manages 6 third party private equity vehicles, two of which, CT Opportunity Partners I and CT High Grade Partners II, are currently investing and have over $900 million of dry powder. CTIMCO also earns revenue as a CDO collateral manager, managing 6 CDOs, our 4 balance sheet CDOs and two other CDOs in which the Company has an investment. In addition, CTIMCO is a rated special servicer and is the named special servicer on $1.1 billion of loans and has the ability to be named on an additional $800 million of loans.

Over to the balance sheet,

•    Cash at quarter end was $19.5 million, up $1.3 million from March 31st. Despite the operating results and net repayments during the quarter, the net increase in cash was minimal due to the redirection of cash flow at 3 of our 4 CDOs, the cash flow sweep under our repos and the new amortization under our restructured senior credit facility.

•    At quarter end, our Securities portfolio was comprised of 77 securities with a total book value of $827 million. Quarterly activity included $4 million of full and partial repayments and an impairment of $4 million. In total, we have 7 securities in the portfolio that have been impaired with total credit impairments of $14.3 million.

•    Over to loans, our $1.6 billion portfolio, comprised of 65 loans, shrank by 3% or $43 million during the quarter, primarily as a result of full and partial repayments of $38 million plus the quarter’s reserve activity. The Company’s loan watch list, comprised of performing loans of concern that do not carry any credit reserves, included 18 loans with book balances of $526 million, up from Q1 as we added 5 new loans with balances of $157 million during the period.

•    In the loans held for sale account, we sold one of the two loans during the period for its $18 million carrying value. The remaining loan is carried at $12 million and has a $5.6 million unfunded commitment. We expect to sell this loan back to the borrower during 2009 at its carrying value.

•    Equity investments in unconsolidated subsidiaries reflects our co-investments in certain of our investment management funds. The account is comprised of a small remaining position in CT Mezzanine Partners III, and our position in CT Opportunity Partners I, in which we have a $25 million commitment of which we have funded $5.8 million to date. Differences between our fundings and the carrying value of this account are primarily due to the pick up under the equity method of fair value adjustments.

•    On the liability side, we continued to reduce borrowings under our repurchase agreements with total outstanding balances at quarter end of $503 million, down $58 million from March 31st and almost $200 million since December 31st. The quarter’s activity included extinguishing the $18 million Lehman Brothers facility, leaving us with only three remaining repurchase lenders, JP Morgan, Morgan Stanley and Citigroup. As we discussed in detail last quarter, we restructured our agreements with these lenders to give us time to deleverage the balance sheet and collect our assets. The restructuring is based upon a multi-year plan comprised of three one year periods. In March of 2010, assuming no other defaults, we will qualify for the first one year extension if we reduce the outstanding amounts owed to these lenders by

     20% each. As of quarter end, we have reduced the Citigroup facility by more than the required amount and have made significant progress towards achieving the same with JP Morgan and Morgan Stanley, having repaid $46 million and $11 million, respectively.

•    Our CDO balances remained roughly flat, experiencing slight reductions due to amortization. From an operational standpoint, bond downgrades and loan non performance have caused 3 of our 4 CDOs to redirect cash flow away from the classes that we own in order to hyperamortize the senior most securities in these structures.

•    Our senior credit facility was also part of the March restructuring. From quarter to quarter, the outstanding balance of this facility decreased slightly due to a new amortization provision, offset by a new interest accrual feature in addition to the cash interest payments that we make. This facility was restructured in order to be co-terminus with the repurchase agreements, extending as those facilities extend.

•    Our junior subordinated debentures, the majority of which we restructured in Q1, are now completely restructured as we successfully negotiated a similar exchange with the remaining holders. The current face balance of the junior subordinated debentures is $144 million and these debentures carry an interest rate of 1% through 2012, reverting back to their prior coupon schedule until maturity in 2036.

• Interest rate hedges, a contingent liability, decreased by $10.5 million from quarter to quarter with the change in value picked up as an increase to equity.

•    Finally, our shareholders equity account ended the quarter at $332 million, an increase of $5 million as interest rate hedge valuation changes offset the loss for the quarter. At March 31st, on a diluted basis, book value per share was $14.85.

Our liquidity position at quarter end was comprised exclusively of our cash position of $19.5 million. Subsequent to quarter end, we sold our only REO asset, an unencumbered asset, for its $7.1 million carrying value, helping to increase our cash balance to its current level of $29 million. While we have sufficient liquidity for our near term needs, going forward, the impact of amortization on our CDOs, repurchase agreements and our senior credit facility will create significant drag on our ability to generate surplus net cash flow from operations.

As we look forward,

•    We will continue to aggressively manage our assets, dedicating all the necessary time and resources to maximize collection on our portfolio...and, from an accounting standpoint, recognizing additional reserves as warranted

•    we will focus on meeting the extension targets under our repurchase agreements, having already met the paydown qualifications under the Citigroup agreement and having made significant progress towards those qualifications with JP Morgan and Morgan Stanley...on this front...we are ahead of schedule and

• we will closely monitor liquidity, mindful of the impact of the direction of significant cash flow to amortize our secured and unsecured liabilities.

With that, I will turn it back to John.

John Klopp:	Okay, I think let’s open it up for questions. Please, Megan.

Operator:	At this time, if you would like to ask a question, please press the *and 1 on your touchtone phone. That’s * and 1 to ask a question. Please keep in mind that you may remove yourself from the question queue at any time by pressing the # key. Once again, to ask a quesiton, please press the * and 1 on your touchtone phone. Our first question will come from the side of Ken Saville from LPL Financial. Your line is open.

Ken Saville:	Good morning, gentlemen. Thanks for you time. In all the numbers that were being read off, I was trying to find what’s the exposure on the repurchase agreements that Capital Trust would have to refund? And I’m sure those are spread over periods of time but can you...?

Geoffrey Jervis:	The total amount of the remaining repurchase agreements is just over $500 million – $503 million.

Ken Saville:	There’s $900 million of basically dry powder, is that what I heard John Klopp say?

John Klopp:	Yes, sir. That dry powder, so to speak, constitutes committed but undrawn equity in two of our managed funds. One is called CT Opportunity Partners, the other is called CT High Grade II. They are essentially managed funds that are subsidiaries. CT Investment Management Company is the sponsor and manager of them. They have different strategies, but they are actively in their investment period. So it’s distinct from the balance sheet of the parent company but part of our investment management business.

Ken Saville:	Alright. So that money is committed to grow in those two managed funds, then.

John Klopp:	Correct.

Ken Saville:	Okay. Alright, thank you very much.

John Klopp:	Thank you.

Operator:	Once again, if you would like to ask a quesiton, please press the * and 1 on your touchtone phone. That’s * and 1 to ask a quesiton. It appears that we have no further questions at this time.

John Klopp:	Then thank you all again for joining us. We’ll see you next quarter.

Operator:	This does conclude today’s teleconference. You may disconnect at any time. Thank you for joining and have a wonderful day.
END